UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2019

RESOURCES CONNECTION, INC.

(Exact Name of Registrant as Specified in Its Charter)

0-32113 (Commission File Number)	Delaware (State or Other Jurisdiction of Incorporation)	33-0832424 (I.R.S. Employer Identification No.)

17101 Armstrong Avenue Irvine, California		92614
(Address of Principal Executive Offices)		(Zip Code)

(714) 430-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RECN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On August 5, 2019, Herbert M. Mueller submitted his resignation from his position as Executive Vice-President and Chief Financial Officer the Company, and as a member of the Board of Directors of any of the Company’s subsidiaries or affiliates, effective as of August 23, 2019 (the “Separation Date”). Following his resignation as CFO, he may enter into a Consulting Agreement to provide services to the Company on a reduced basis from his home base in Georgia.

In connection with Mr. Mueller’s resignation, the Company and Mr. Mueller entered into a Severance and General Release Agreement (the “Severance Agreement”). Under the terms of the Severance Agreement, the Company has agreed to pay Mr. Mueller a lump sum payment equal to two years of base salary and allow Mr. Mueller to remain eligible for continued participation in the Company’s group health insurance plans at his current benefit elections at the Company’s expense until the earlier of (i) the expiration of twenty-four months from the Separation Date or (ii) Mr. Mueller’s eligibility for participation in the group health plan of a subsequent employer. Mr. Mueller will be subject to certain restrictive covenants set forth in Section 13 of the Employment Agreement between Mr. Mueller and the Company, dated August 29, 2016, for a period of twenty-four (24) months after the Separation Date. The Severance Agreement also contains an indefinite confidentiality clause and non-disparagement clause. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the complete terms and conditions of such Severance Agreement included as Exhibit 10.1 to this report.

In accordance with applicable law, Mr. Mueller may revoke the Severance Agreement at any time during the seven days following the execution of the Severance Agreement, in which case he will not be entitled to the payments provided in the Severance Agreement.

Appointment of Interim Chief Financial Officer

Effective upon Mr. Mueller’s departure, Ms. Jennifer Ryu, age 44, currently the Company’s Senior Vice President of Finance and Accounting, will be named Interim Chief Financial Officer and assume the responsibilities of the Company’s principal financial officer and principal accounting officer. Ms. Ryu will report to the Company’s Chief Executive Officer.

Ms. Ryu joined the Company in April 2019 from Young’s Holdings, a privately-owned distributor and importer of wine and spirits, where she held the position of Chief Accounting Officer. During her five years with the company, Ms. Ryu led all technical and general accounting functions and partnered with the business on several transformational initiatives, including the design and implementation of a new ERP system. Prior to joining Young’s Holdings, Ms. Ryu spent seven years with Kaiser Aluminum, a $1B producer of semi-fabricated aluminum products. As their Director of External Reporting, she led all aspects of corporate month-end close, financial consolidation and analysis, technical accounting, SEC and other external reporting functions. Ms. Ryu began her career in public accounting at Deloitte. Ms. Ryu is a CPA and holds a B.A. in Business Economics and Accounting from University of California, Los Angeles.

Pursuant to the terms of an offer letter between Ms. Ryu and the Company, Ms. Ryu will receive an annual base salary of $325,000 and be eligible to participate in the Company’s Executive Incentive Plan with a target incentive amount of 75% of her base salary. Ms. Ryu has not been granted any equity awards as part of her promotion, but remains eligible to participate in the Company’s annual equity award program.

The foregoing description of the agreement is qualified in its entirety by reference to the complete terms and conditions of such offer letter included as Exhibit 10.2 to this report.

In addition, in connection with Ms. Ryu’s appointment as Interim Chief Financial Officer, the Company and Ms. Ryu will also enter into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended May 31, 2008 filed with the Securities and Exchange Commission on July 30, 2008.

Ms. Ryu has no family relationships with any of the Company’s directors or executive officers. There is no arrangement or understanding between Ms. Ryu and any other persons pursuant to which Ms. Ryu was selected as an officer of the Company, and Ms. Ryu has no direct or indirect material interest in any other transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Severance and General Release Agreement between the Company and Herbert M. Mueller.

10.2	Offer Letter with Jennifer Ryu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2019	RESOURCES CONNECTION, INC.

	By:	/s/ Kate W. Duchene
Kate W. Duchene
President and Chief Executive Officer